Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Third Quarter 2024 Results

HOUSTON, TX, October 30, 2024 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the third quarter of 2024.

Third Quarter 2024 Highlights:

(In millions, except per share data)	For the Quarter Ended September 30, 2024	For the Quarter Ended September 30, 2023	Percentage increase (decrease)
Net income	$105.9	$117.5	(10)%
Adjusted net income(1)	$100.3	$117.5	(15)%
Earnings per share - diluted	$0.52	$0.54	(4)%
Adjusted EBITDAX(1)	$243.6	$239.0	2%
Capital expenditures - D&C	$103.1	$104.3	(1)%
Average daily production (Mboe/d)	90.7	82.7	10%
Cash balance as of period end	$276.1	$618.5	(55)%
Diluted weighted average total shares outstanding(2)	198.4	209.1	(5)%

Third Quarter 2024 Highlights:

•Magnolia reported third quarter 2024 net income attributable to Class A Common Stock of $99.8 million, or $0.52 per diluted share. Third quarter 2024 total net income was $105.9 million and total adjusted net income(1) was $100.3 million. Diluted weighted average total shares outstanding for third quarter 2024 fell by 5% to 198.4 million(2) compared to third quarter 2023.

•Adjusted EBITDAX(1) was $243.6 million during the third quarter of 2024 and total drilling and completions (“D&C”) capital was $103.1 million, or approximately 42% of adjusted EBITDAX. Capital spending for the quarter was well below our earlier guidance, and mainly the result of lower well costs, ongoing efficiencies, and a small delay in timing of activity moving into the fourth quarter.

•Lease operating expenses experienced a further sequential decline to $5.33 per barrel oil equivalent in the third quarter of 2024. This represents an 11% decline from first quarter 2024 levels and demonstrates further achievements realized from the Company’s field-level optimization and cost reduction program announced earlier this year.

•Net cash provided by operating activities was $217.9 million during the third quarter of 2024 and the Company generated free cash flow(1) of $126.1 million. Magnolia generated operating income as a percentage of revenue (pre-tax margins) of 39% during the third quarter.

•Total production volumes in the third quarter of 2024 grew by 10% on a year-over-year basis to 90.7 thousand barrels of oil equivalent per day (“Mboe/d”) including 38.9 thousand barrels of oil per day (“Mbbls/d”) and were supported by continued strong well performance. Overall, our third quarter production was impacted by multiple unplanned third-party midstream facility outages occurring in the period. Production from Giddings was 68.7 Mboe/d in the most recent quarter, providing overall growth of 12% compared to last year’s third quarter, including oil production growth of 24%.

•The Company repurchased a total of 2.5 million shares of its Class A and Class B Common Stock during the third quarter for $61.7 million. Magnolia has 3.9 million Class A common shares remaining under its current repurchase authorization, which are specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.13 per share of Class A common stock, and a cash distribution of $0.13 per Class B unit, payable on December 2, 2024 to shareholders of record as of November 8, 2024.

•Magnolia returned approximately $87.8 million(3) to shareholders, or 70% of our free cash flow(1), during the third quarter through a combination of share repurchases and dividends while ending the period with $276.1 million of cash on the balance sheet and an undrawn $450.0 million revolving credit facility.

“Magnolia delivered another steady quarter of strong financial results and operational field performance,” said President and CEO Chris Stavros. “We continue to consistently execute our business model which includes disciplined capital spending, delivering moderate production growth, with high pre-tax operating margins, low leverage and significant free cash flow generation. We believe our business model and strategy provides us with a competitive advantage and the ability to serially compound value for our shareholders over time.

“During the third quarter, we continued to grow our production in a highly capitally efficient manner, yielding total volumes of 90.7 thousand barrels of oil equivalent per day and 38.9 thousand barrels per day of oil, despite some unplanned third-party midstream outages. Our team’s continued focus on driving down field-level operating costs has also helped our pre-tax margins and improved our free cash flow. I am very proud of the hard work and concerted effort shown by our operating personnel, helping to provide Magnolia with one of the lowest cost structures in the industry.

“Additionally, we continue to see opportunities to bolt-on small royalty, leasehold and working interest deals in both the Giddings and Karnes areas, completing approximately $15 million during the quarter. These transactions increase our position in future high return development areas. As I have often stated, our goal at Magnolia is to improve the overall business, sustain our high-return development and increase our dividend per share payout capacity. This strategy is expected to maximize shareholder value over the long-term. Looking forward to 2025, our steadfast plan is to adhere to this same business model, providing similar discipline to allocating capital which is expected to deliver mid-single digit annual production growth in the current product price environment.”

Operational Update

Third quarter 2024 total company production volumes averaged 90.7 Mboe/d including oil production of 38.9 Mbbls/d. Production from Giddings increased 12% compared to last year’s third quarter to 68.7 Mboe/d with oil production growing 24% over the same period. Total production during the quarter was reduced by approximately 1,000 Boe/d (primarily natural gas and NGLs) resulting from multiple unplanned third-party midstream facility outages which occurred mainly during the latter part of the quarter and were resolved by the end of the quarter. Total Company production volumes benefited from continued strong well performance throughout our assets. Magnolia’s third quarter 2024 capital spending on drilling, completions and associated facilities was $103.1 million. Capital outlays were lower than our earlier guidance due lower well costs, ongoing operational efficiencies and a small amount of activity slipping into the fourth quarter.

Magnolia continues to operate two drilling rigs and one completion crew. Improvements in well costs and ongoing overall spending efficiencies have provided us with spare capacity within our capital budget, which will allow us to drill an additional four well pad in Giddings during the fourth quarter that was not part of our originally planned 2024 capital and activity. We expect this additional pad to be a DUC at year-end with anticipated completion sometime in the first half of 2025. This pad is expected to provide us with some additional operational flexibility into next year.

Additional Guidance

Factoring in the small amount of delayed activity as well as the additional four well pad, we expect fourth quarter D&C capital to be approximately $125 million. This would bring our total capital spending for the year to approximately $470 million and in the middle of the range of our total 2024 capital budget of $450 to $480 million. The modest increase in activity should further benefit Magnolia’s overall capital efficiency and flexibility during 2025. Fourth quarter total production volumes are expected to be approximately 93 Mboe/d providing high single digit total year-over-year production growth during 2024, with this year’s growth in oil production now expected to surpass that rate.

Oil price differentials are anticipated to be approximately a $3.00 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the fourth quarter of 2024 is expected to be approximately 197 million shares, which is approximately 5% lower than fourth quarter 2023 levels.

(1) Adjusted net income, adjusted EBITDAX and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Includes $0.6 million of share repurchases incurred during the third quarter, but settled during the fourth quarter of 2024.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended September 30, 2024, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on October 31, 2024.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, October 31 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Production:
Oil (MBbls)	3,579	3,024	10,447	9,345
Natural gas (MMcf)	14,644	14,406	43,375	40,839
Natural gas liquids (MBbls)	2,325	2,179	6,592	6,045
Total (Mboe)	8,345	7,604	24,269	22,196

Average daily production:
Oil (Bbls/d)	38,902	32,867	38,128	34,229
Natural gas (Mcf/d)	159,170	156,585	158,302	149,594
Natural gas liquids (Bbls/d)	25,271	23,686	24,060	22,142
Total (boe/d)	90,702	82,651	88,572	81,303

Revenues (in thousands):
Oil revenues	$265,682	$243,588	$800,195	$705,857
Natural gas revenues	22,207	27,069	61,871	75,687
Natural gas liquids revenues	45,246	45,021	127,211	122,807
Total Revenues	$333,135	$315,678	$989,277	$904,351

Average sales price:
Oil (per Bbl)	$74.23	$80.56	$76.59	$75.54
Natural gas (per Mcf)	1.52	1.88	1.43	1.85
Natural gas liquids (per Bbl)	19.46	20.66	19.30	20.32
Total (per boe)	$39.92	$41.52	$40.76	$40.74

NYMEX WTI (per Bbl)	$75.16	$82.18	$77.55	$77.37
NYMEX Henry Hub (per MMBtu)	$2.16	$2.54	$2.10	$2.69
Realization to benchmark:
Oil (% of WTI)	99%	98%	99%	98%
Natural Gas (% of Henry Hub)	70%	74%	68%	69%

Operating expenses (in thousands):
Lease operating expenses	$44,444	$35,893	$134,945	$115,060
Gathering, transportation and processing	10,676	10,297	27,668	33,419
Taxes other than income	18,269	14,823	56,011	49,331
Depreciation, depletion and amortization	107,336	81,158	309,155	228,868

Operating costs per boe:
Lease operating expenses	$5.33	$4.72	$5.56	$5.18
Gathering, transportation and processing	1.28	1.35	1.14	1.51
Taxes other than income	2.19	1.95	2.31	2.22
Depreciation, depletion and amortization	12.86	10.67	12.74	10.31

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
REVENUES
Oil revenues	$265,682	$243,588	$800,195	$705,857
Natural gas revenues	22,207	27,069	61,871	75,687
Natural gas liquids revenues	45,246	45,021	127,211	122,807
Total revenues	333,135	315,678	989,277	904,351
OPERATING EXPENSES
Lease operating expenses	44,444	35,893	134,945	115,060
Gathering, transportation and processing	10,676	10,297	27,668	33,419
Taxes other than income	18,269	14,823	56,011	49,331
Exploration expenses	491	5,128	918	5,139
Asset retirement obligations accretion	1,749	875	5,112	2,539
Depreciation, depletion and amortization	107,336	81,158	309,155	228,868
Impairment of oil and natural gas properties	—	—	—	15,735
General and administrative expenses	21,158	19,371	67,547	57,863
Total operating expenses	204,123	167,545	601,356	507,954

OPERATING INCOME	129,012	148,133	387,921	396,397

OTHER INCOME (EXPENSE)
Interest income (expense), net	(3,856)	1,034	(9,683)	372
Other income (expense), net	7,286	(479)	4,018	7,643
Total other income (expense), net	3,430	555	(5,665)	8,015

INCOME BEFORE INCOME TAXES	132,442	148,688	382,256	404,412

Current income tax expense (benefit)	(480)	19,262	21,676	27,450
Deferred income tax expense	27,010	11,949	51,958	48,213
Total income tax expense	26,530	31,211	73,634	75,663

NET INCOME	105,912	117,477	308,622	328,749
LESS: Net income attributable to noncontrolling interest	6,128	15,447	28,193	38,893
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$99,784	$102,030	$280,429	$289,856

NET INCOME PER COMMON SHARE
Basic	$0.52	$0.54	$1.50	$1.51
Diluted	$0.52	$0.54	$1.50	$1.51
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	187,859	187,093	185,065	189,408
Diluted	187,871	187,265	185,096	189,612
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	10,544	21,827	16,174	21,827
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	198,415	209,092	201,270	211,439
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$105,912	$117,477	$308,622	$328,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	107,336	81,158	309,155	228,868
Exploration expenses, non-cash	—	—	1	9
Impairment of oil and natural gas properties	—	—	—	15,735
Asset retirement obligations accretion	1,749	875	5,112	2,539
Amortization of deferred financing costs	1,116	1,073	3,305	3,173
Gain on sale of assets	—	—	—	(3,946)
Deferred income tax expense	27,010	11,949	51,958	48,213
Gain on revaluation of contingent consideration	(7,009)	—	(3,808)	—
Stock based compensation	4,707	4,197	14,161	12,060
Other	—	—	2,921	—
Net change in operating assets and liabilities	(22,928)	(29,419)	6,796	(26,493)
Net cash provided by operating activities	217,893	187,310	698,223	608,907

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(14,823)	(50,456)	(164,995)	(53,812)
Deposits for acquisitions of oil and natural gas properties (1)	—	(22,503)	—	(22,503)
Additions to oil and natural gas properties	(104,872)	(106,668)	(351,935)	(332,055)
Changes in working capital associated with additions to oil and natural gas properties	(9,832)	17,735	455	(21,688)
Other investing	(40)	(498)	(539)	(590)
Net cash used in investing activities	(129,567)	(162,390)	(517,014)	(430,648)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(48,115)	(56,754)	(128,133)	(151,696)
Class B Common Stock purchase and cancellation	(12,930)	—	(89,670)	—
Dividends paid	(24,694)	(21,796)	(72,524)	(66,480)
Distributions to noncontrolling interest owners	(1,984)	(4,347)	(8,190)	(9,946)
Other financing activities	(147)	(125)	(7,674)	(7,112)
Net cash used in financing activities	(87,870)	(83,022)	(306,191)	(235,234)

NET CHANGE IN CASH AND CASH EQUIVALENTS	456	(58,102)	(124,982)	(56,975)
Cash and cash equivalents – Beginning of period	275,683	676,568	401,121	675,441
Cash and cash equivalents – End of period	$276,139	$618,466	$276,139	$618,466
(1) Associated with the acquisition of certain oil and gas producing properties including leasehold and mineral interests in the Giddings area, which closed in the fourth quarter of 2023.

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$276,139	$401,121
Other current assets	139,059	190,152
Property, plant and equipment, net	2,273,676	2,052,021
Other assets	122,083	112,922
Total assets	$2,810,957	$2,756,216

Current liabilities	$281,523	$314,887
Long-term debt, net	394,793	392,839
Other long-term liabilities	174,069	165,822
Common stock	24	23
Additional paid in capital	1,879,447	1,743,930
Treasury stock	(665,472)	(538,445)
Retained earnings	694,090	486,162
Noncontrolling interest	52,483	190,998
Total liabilities and equity	$2,810,957	$2,756,216

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest (income) expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	September 30, 2024	September 30, 2023
NET INCOME	$105,912	$117,477
Interest expense (income), net	3,856	(1,034)
Income tax expense	26,530	31,211
EBIT	136,298	147,654
Depreciation, depletion and amortization	107,336	81,158
Asset retirement obligations accretion	1,749	875
EBITDA	245,383	229,687
Exploration expenses	491	5,128
EBITDAX	245,874	234,815
Non-cash gain on revaluation of contingent consideration	(7,009)	—
Non-cash stock based compensation expense	4,707	4,197
Adjusted EBITDAX	$243,572	$239,012

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measure because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	September 30, 2024	September 30, 2023
NET INCOME	$105,912	$117,477
Adjustments:
Non-cash gain on revaluation of contingent consideration	(7,009)	—
Change in estimated income tax (1)	1,353	—
ADJUSTED NET INCOME	$100,256	$117,477

Diluted weighted average shares of Class A Common Stock outstanding during the period	187,871	187,265
Weighted average shares of Class B Common Stock outstanding during the period (2)	10,544	21,827
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	198,415	209,092

(1) Represents corporate income taxes using an estimated annual effective tax rate of 19.3% for the quarter ended September 30, 2024.
(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	September 30, 2024	September 30, 2023
Revenue	$39.92	$41.52
Total cash operating costs:
Lease operating expenses (1)	(5.26)	(4.65)
Gathering, transportation and processing	(1.28)	(1.35)
Taxes other than income	(2.19)	(1.95)
Exploration expenses	(0.06)	(0.67)
General and administrative expenses (2)	(2.04)	(2.06)
Total adjusted cash operating costs	(10.83)	(10.68)
Adjusted cash operating margin	$29.09	$30.84
Margin (%)	73%	74%
Non-cash costs:
Depreciation, depletion and amortization	$(12.86)	$(10.67)
Asset retirement obligations accretion	(0.21)	(0.12)
Non-cash stock based compensation	(0.57)	(0.56)
Total non-cash costs	(13.64)	(11.35)
Operating income margin	$15.45	$19.49
Margin (%)	39%	47%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.6 million, or $0.07 per boe, and $0.5 million, or $0.07 per boe, for the quarters ended September 30, 2024 and 2023, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $4.1 million, or $0.50 per boe, and $3.7 million, or $0.49 per boe, for the quarters ended September 30, 2024 and 2023, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$217,893	$187,310
Add back: net change in operating assets and liabilities	22,928	29,419
Cash flows from operations before net change in operating assets and liabilities	240,821	216,729
Additions to oil and natural gas properties	(104,872)	(106,668)
Changes in working capital associated with additions to oil and natural gas properties	(9,832)	17,735
Free cash flow	$126,117	$127,796